Exhibit 12

GTE Southwest Incorporated

STATEMENTS OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                     Years Ended December 31,
                                                 ---------------------------------------------------------------
                                                    1997             1996                1995             1995(a)
                                                 ---------        ---------           ---------        ---------
                                                                          (Thousands of Dollars)
Net earnings available for fixed charges:
  Income before extraordinary
  charges                                        $ 288,154        $ 255,796           $ 195,289        $ 180,991
  Add - Income taxes (benefit)                     142,262          130,173              99,437           92,152
        - Fixed charges                             68,920           66,798              68,925           68,925
                                                 ---------        ---------           ---------        ---------

Adjusted earnings                                $ 499,336        $ 452,767           $ 363,651        $ 342,068
                                                 =========        =========           =========        =========

Fixed charges:
  Interest expense                               $  63,992        $  60,653           $  63,848        $  63,848
  Portion of rent expense
      representing interest                          4,928            6,145               5,077            5,077
                                                 ---------        ---------           ---------        ---------

Adjusted fixed charges                           $  68,920        $  66,798           $  68,925        $  68,925
                                                 =========        =========           =========        =========
RATIO OF EARNINGS TO FIXED
  CHARGES                                             7.25             6.78                5.28             4.96

                                                                     Years Ended December 31,
                                                 ----------------------------------------------------------------
                                                   1994            1994(b)            1993               1993(c)
                                                 ---------        ---------        ---------            ---------
                                                                       (Thousands of Dollars)
Net earnings available for fixed charges:
  Income before extraordinary
  charges                                        $ 184,528        $ 144,762        $  55,373            $ 171,814
  Add - Income taxes (benefit)                      95,068           71,146          (12,731)              61,684
        - Fixed charges                             70,761           70,761           91,107               91,107
                                                 ---------        ---------        ---------            ---------

Adjusted earnings                                $ 350,357        $ 286,669        $ 133,749            $ 324,605
                                                 =========        =========        =========            =========

Fixed charges:
  Interest expense                               $  65,913        $  65,913        $  85,044            $  85,044
  Portion of rent expense
      representing interest                          4,848            4,848            6,063                6,063
                                                 ---------        ---------        ---------            ---------

Adjusted fixed charges                           $  70,761        $  70,761        $  91,107            $  91,107
                                                 =========        =========        =========            =========

RATIO OF EARNINGS TO FIXED
  CHARGES                                             4.95             4.05             1.47                 3.56

(a) Excludes after-tax gains of approximately $14 million related to the sale of the Company's unconsolidated investment in Metropolitan Houston Paging Service, Inc. and non-strategic telephone exchanges in Texas.

(b) Excludes after-tax gains of approximately $40 million related to the sale of non-strategic telephone exchanges in Oklahoma and Arizona.

(c) Excludes an after-tax restructuring charge of approximately $123 million for the implementation of a re-engineering plan, a one-time after-tax charge of approximately $6 million related to the enhanced early retirement and voluntary separation programs offered to eligible employees in 1993, and an after-tax gain of approximately $13 million related to Contel of the West, Inc.'s sale of non-strategic telephone exchanges in Utah.